SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                       Veterinary Centers of America, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:


________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:


________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.


________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:


________________________________________________________________________________
    [_]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

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________________________________________________________________________________

                       VETERINARY CENTERS OF AMERICA, INC.

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 18, 1999

                                   -----------

TO OUR STOCKHOLDERS:

     Notice is hereby given that the 1999 Annual Meeting of Stockholders of Veterinary Centers of America, Inc. ("VCA" or the "Company") will be held at VCA's offices at 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405, on June 18, 1999 at 10:00 a.m., Los Angeles time. The Annual Meeting is being held for the following purposes:

     1. To elect two Class II Directors to hold office for three years and until their respective successors have been elected;

     2. To amend the Company's 1996 Stock Incentive Plan to increase the number of authorized shares by 1,000,000; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Only stockholders of record of the Common Stock of the Company at the close of business on April 20, 1999 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder of record attending the Annual Meeting may vote in person, even though he or she has returned a Proxy.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       /S/ ARTHUR ANTIN
                                       Arthur J. Antin
                                       SECRETARY

Santa Monica, California  90405
May 12, 1999

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU DO ATTEND THE MEETING AND ARE A STOCKHOLDER OF RECORD, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                       VETERINARY CENTERS OF AMERICA, INC.

                                ----------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 18, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Veterinary Centers of America, Inc., a Delaware corporation (the "Company"), for use at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held at VCA's offices at 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405, on June 18, 1999 at 10:00 a.m., Los Angeles time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Stockholders. Accompanying this Proxy Statement is the Board of Directors' Proxy for the Annual Meeting, which you may use to indicate your vote on the proposals described in this Proxy Statement.

     All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will unless otherwise directed by the stockholder be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. A stockholder of record may revoke his or her Proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

     The close of business on April 20, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements of the Annual Meeting. At the record date, 21,536,731 shares of common stock, par value $.001 per share (the "Common Stock"), were outstanding held by 640 holders of record. The Common Stock is the only outstanding class of securities of the Company entitled to vote at the Annual Meeting.

     A stockholder is entitled to cast one vote for each share held of record on the record date on all matters to be considered at the Annual Meeting. The two nominees for election as Class II directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. The approval of the amendment to the 1996 Stock Incentive Plan will require the affirmative vote of a majority of the shares of the Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.

     This Proxy Statement and the accompanying Proxy were mailed to stockholders on or about May 12, 1999.

                              ELECTION OF DIRECTORS

     In accordance with the Bylaws of the Company, the Board of Directors is divided into three classes. At each annual meeting of stockholders, directors constituting one class are elected, each for a three-year term. Two Class II directors will be elected at the Annual Meeting.

     Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the nominees named below. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting or any postponement or adjournment thereof, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board of Directors to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW.

     The Board of Directors proposes the election of the following nominees as Class II directors:


                                   Neil Tauber
                             John B. Chickering, Jr.


     If elected, each nominee is expected to serve until the 2002 Annual Meeting of Stockholders. The two nominees for election as Class II directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE
OFFICERS

     The following table sets forth certain information with respect to the nominees, continuing directors and executive officers of the Company as of March 31, 1999:

                                              YEAR FIRST
                                              ELECTED OR
                                              APPOINTED
              NAME                   AGE       DIRECTOR                    PRINCIPAL OCCUPATION
              ----                   ---      ----------                   --------------------
NOMINEES:
CLASS II DIRECTORS
(terms to expire in 2002)

Neil Tauber                          48          1992      Senior Vice President of Development and Director

John B. Chickering, Jr.(1)(2)        50          1988      Director

CONTINUING DIRECTORS:
CLASS I DIRECTORS
(terms to expire in 2000)

Robert L. Antin(1)                   49          1986      Chairman of the Board and Chief Executive Officer

Richard Gillespie, M.D.(1)(2)        65          1995      Director

CLASS III DIRECTORS
(terms to expire in 2001)

Arthur J. Antin                      52          1986      Chief Operating Officer, Senior Vice President,
                                                             Secretary and Director

John A. Heil                         45          1995      Director

OTHER EXECUTIVE OFFICERS:
Tomas W. Fuller                      41                    Chief Financial Officer, Vice President and
                                                             Assistant Secretary

Dawn R. Olsen                        40                    Vice President, Controller

-----------------------
(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

     The executive officers of VCA are appointed by and serve at the discretion of the Board of Directors. Robert L. Antin and Arthur J. Antin are brothers. There are no other family relationships between any director and/or any executive officer of VCA.

     MR. NEIL TAUBER, a founder of VCA, has served as Senior Vice President of Development and a Director of VCA since its inception and is currently responsible for identifying and effecting the acquisition of independent animal hospitals and veterinary diagnostic laboratories. From 1984 to 1986, Mr. Tauber served as the Director of Corporate Development at AlternaCare Corp. ("AlternaCare"), a publicly held company which owned, operated and developed free-standing outpatient surgical centers. AlternaCare was acquired by Medical Care International in 1988. At AlternaCare, Mr. Tauber was responsible for the acquisition of new businesses and syndication to hospitals and physician groups. From 1981 to 1984, Mr. Tauber served as Chief Operating Officer of MDM Services, a wholly owned subsidiary of Mediq, a publicly held health care company, where he was responsible for operating and developing a network of retail dental centers and industrial medical clinics. Mr. Tauber holds an MBA from Wagner College.

     MR. JOHN B. CHICKERING, JR., a certified public accountant, currently is a private investor and independent consultant. Mr. Chickering served in a variety of executive positions within Time Warner, Inc. and Warner Bros., Inc., most recently as the Vice President - Financial Administration for Warner Bros. International Television Distribution until February 1996. Prior to his employment at Warner Bros., Mr. Chickering served as a staff accountant at KPMG Peat Marwick from August 1975 to June 1977. Mr. Chickering holds an MBA degree with emphasis in accounting and finance from Cornell University.

     MR. ROBERT L. ANTIN, a founder of VCA, has served as Chief Executive Officer, President and Chairman of the Board of VCA since its inception. Mr. Antin is responsible for directing all aspects of VCA's business. From September 1983 until founding VCA, Mr. Antin was President, Chief Executive Officer, a director and co-founder of AlternaCare. From July 1978 until September 1983, Mr. Antin was employed as an officer by American Medical International, Inc. ("AMI"), an owner and operator of health care facilities. While at AMI, Mr. Antin initially served as Director of Marketing of Professional Hospital Services, then as Director of New Business Development responsible for non-hospital related acquisitions and development, and most recently as a Vice President of AMI and President of AMI Ambulatory Center, Inc., a subsidiary of AMI operating a chain of ambulatory care centers. Mr. Antin received his MBA degree with a certification in hospital and health administration from Cornell University in 1975.

     RICHARD GILLESPIE, M.D., was elected to the Board of Directors in June 1995. Dr. Gillespie is a private investor who has investments in several companies in the United States. From 1983 to 1987, Dr. Gillespie was Vice President, a director and co-founder of AlternaCare. Dr. Gillespie also has served as a director for several other companies, including Lansinoh Laboratories, Inc. and Geriatric Medical Center, and as the general partner of Outpatient Diagnostics Center. Dr. Gillespie holds an MD degree from the University of Tennessee College of Medicine.

     MR. ARTHUR J. ANTIN, a founder of VCA, has served as Chief Operating Officer, Senior Vice President, Secretary and a Director of VCA since its inception, and is currently responsible for managing animal hospital and veterinary laboratory operations for VCA. From October 1983 to September 1986, Mr. Antin served as Director of Marketing/Investor Relations of AlternaCare. At AlternaCare, Mr. Antin developed and implemented marketing strategies for a network of outpatient surgical centers. Mr. Antin received an MA degree in Community Health from New York University and a Post Graduate Certificate in Structured Programming and Business Application design from Columbia University.

     MR. JOHN A. HEIL, currently serves as the President - Heinz Specialty Pet Food. Since 1978, Mr. Heil has served in various capacities with the H.J. Heinz Company, including Vice President-Marketing for Heinz Pet Products, General Manager, Marketing of Ore-Ida Foods, Inc. and Vice President - Marketing and Sales of Star-Kist Foods, Inc. Mr. Heil holds a BA degree in economics from Lycoming College.

     MR. TOMAS W. FULLER joined VCA in January 1988 and served as Vice President and Controller until November 1990 when he became Chief Financial Officer. Prior to joining VCA, from 1980 to 1987, Mr. Fuller served as an audit manager for Arthur Andersen LLP. Mr. Fuller holds a BA degree in business/economics from the University of California at Los Angeles (UCLA).

     MS. DAWN R. OLSEN joined VCA in January 1997 as Vice President, Controller. Prior to joining VCA, from November 1993 to March 1996, Ms. Olsen served as Senior Vice President, Controller of OpTel, Inc., a privately held telecommunications company. From 1987 to 1993, Ms. Olsen served as Assistant Controller and later as Vice President, Controller of Qintex Entertainment, Inc., a publicly held television film distribution and production company. From 1981 to 1987, Ms. Olsen served as an audit manager for Arthur Andersen LLP. Ms. Olsen is a certified public accountant and holds a BS degree from California State University, Northridge.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee currently consists of Messrs. Robert L. Antin, John B. Chickering, Jr. and Richard Gillespie, M.D. The Audit Committee recommends the engagement of the Company's independent public accountants, reviews the scope of the audit to be conducted by such independent public accountants, and meets periodically with the independent public accountants and the Chief Financial Officer of the Company to review matters relating to the Company's financial statements, the Company's accounting principles and its system of internal accounting controls, and reports its recommendations as to the approval of the financial statements of the Company to the Board of Directors. Two meetings of the Audit Committee were held during the year ended December 31, 1998.

     The Compensation Committee currently consists of Messrs. John B. Chickering, Jr. and Richard Gillespie, M.D. The Compensation Committee is responsible for considering and making recommendations to the Board of Directors regarding executive compensation and is responsible for administering the Company's stock option and executive incentive compensation plans. Three meetings of the Compensation Committee were held during the year ended December 31, 1998.

     The Board of Directors held four meetings during fiscal 1998. Each director attended at least 75% of the meetings of the Board of Directors and those committees on which he served in fiscal 1998.

COMPENSATION OF DIRECTORS

     Directors of VCA who are not also employees of VCA receive $1,000 for each meeting of the Board of Directors that they attend in person plus reimbursement of all out-of-pocket expenses incurred in attending such meetings. In addition, the non-employee directors, each were granted options to purchase 10,000 shares of Common Stock upon appointment or election to the Board of Directors. On the respective anniversaries of their joining the Board of Directors, each of the non-employee directors, if they retain such status, will receive an additional option to purchase 5,000 shares of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has no interlocking relationships involving any of its Compensation Committee members which would be required by the Securities and Exchange Commission to be reported in this Proxy Statement, and no officer or employee of the Company serves on its Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee is charged with the responsibility of administering all aspects of the Company's executive compensation programs. The Compensation Committee, which is currently comprised of two independent, non-employee directors, also grants all awards under and otherwise administers the Company's stock incentive plans. Following review and approval by the Compensation Committee, all determinations pertaining to executive compensation, other than stock award matters, are submitted to the full Board of Directors for approval.

COMPENSATION PHILOSOPHY

     VCA's executive compensation program is designed to (1) provide levels of compensation that integrate pay and incentive plans with VCA's strategic goals so as to align the interests of executive management with the long-term interests of VCA's stockholders; (2) attract, motivate and retain executive talent capable of achieving the strategic business goals of VCA; (3) recognize outstanding individual contributions; and (4) provide compensation opportunities which are competitive to those offered by other companies of similar size and performance. To achieve these goals, VCA's executive compensation program consists of three main elements: (i) base salary, (ii) annual cash bonus and
(iii) long-term incentives. Each element of compensation has an integral role in the total executive compensation program.

BASE SALARY

     Base salaries for executive officers are determined on an annual basis by evaluating each executive officer's, including Mr. Robert Antin's, position, duties, responsibilities, tenure, performance and potential contribution to VCA. This determination also takes into account the Committee's assessment of competitive compensation packages for comparable positions in the Southern California market. The financial performance of VCA is also considered. Finally, factors consistent with VCA's overall compensation policy are taken into account.

     Effective February 1, 1997, the Company entered into amendments (the "Amended Agreements") to the employment agreements (the "Original Agreements") between the Company and each of Robert L. Antin, Arthur J. Antin and Neil Tauber. The Amended Agreements did not modify the annual base salaries paid pursuant to the Original Agreements. Effective August 1, 1997, the base salaries of each of Robert Antin, Arthur Antin and Neil Tauber were increased to $350,000, $250,000 and $190,000, respectively. See "Employment Agreements."

     VCA also provides to its employees (including Mr. Robert Antin and the other officers) medical insurance and other customary employee benefits. VCA pays term life insurance premiums for the benefit of Messrs. Robert Antin, Arthur Antin, Neil Tauber and Tomas Fuller, which amounted in fiscal 1998 to approximately $70,000, $50,000, $35,000 and $38,000, respectively.

ANNUAL BONUSES

     Historically, executive officers have been eligible for annual incentive bonuses in amounts determined at the discretion of the Committee. Commencing in fiscal 1995, the Committee determined to place greater weight on long-term incentives represented by stock options than on the award of annual cash bonuses. Consequently, with the concurrence of the executive officers, VCA awarded no cash bonuses to the executive officers with respect to fiscal 1998 and in accordance with the recommendations of the compensation consulting firm retained by VCA in 1997 to determine comparable compensation packages provided to executives in similar companies (see "Employment Agreements"), VCA issued restricted stock bonuses to each executive officer of VCA. The Committee intends that annual cash or stock bonuses be part of VCA's long-term executive compensation program. Historically, the Committee has considered an award of an annual bonus subjectively, taking into account factors such as the financial performance of VCA, increases in stockholder value, the enhancement of VCA's image and reputation, expansion into new markets, and the achievement of corporate goals and individual performance. The Committee has attributed various weights to these factors based upon their perceived relative importance to VCA at the time compensation determinations were made.

LONG-TERM INCENTIVES

     The Committee provides VCA's executive officers with long-term incentive compensation through grants of stock options. The Committee is responsible for selecting the individuals to whom grants should be made, the timing of grants, the determination of the per share exercise price and the number of shares subject to each option awarded. The Committee believes that stock options provide VCA's executive officers with the opportunity to purchase and maintain an equity interest in VCA and to share in the appreciation of the value of the Common Stock. The Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The options incorporate vesting periods in order to encourage key employees to continue in the employ of VCA. The Committee considers the grant of each option (including those granted to Mr. Robert Antin) subjectively, considering factors such as the individual performance of executive officers and competitive compensation packages in the industry. The Company has established option grants to the executive officers that it believes are at an appropriate level to provide long-term incentive to the executive officers over five years. The Company has determined that these grants better align the interests of these officers with the stockholders.

CHIEF EXECUTIVE OFFICER

     Effective February 1, 1997, the Company and Mr. Robert Antin entered into an amended and restated employment agreement (the "Amended Agreement") (see "Employment Agreements"). Pursuant to the Amended Agreement, Mr. Robert Antin's base salary initially remained at $265,000. In accordance with the recommendations of the compensation consulting firm, effective August 1, 1997, Mr. Robert Antin's base salary was increased to $350,000. The size of the stock option grant set forth in the Amended Agreement (options to purchase an aggregate of 900,000 shares of Common Stock) was determined based upon Mr. Robert Antin's services to VCA and the financial performance of VCA in the fiscal year ended December 31, 1996. The most important criteria relied upon by the Compensation Committee was its assessment on the leadership and vision provided by Mr. Antin in securing substantial progress toward the achievement of VCA's long-term strategic goals. In particular, the Compensation Committee took into account the expansion of VCA's presence in the animal hospital business with the acquisition of Pets' Rx, Inc. in June 1996 and The Pet Practice, Inc. in July 1996 which, collectively, added approximately 75 hospitals to VCA's network of animal hospitals, after certain consolidations and closures. In addition, VCA significantly expanded its laboratory business in northern California and in the midwestern states with the acquisition of Southwest Veterinary Diagnostics, Inc. As a result of this strategy, VCA has established itself as the leader in both pet care and diagnostic laboratory service to animal hospitals in the United States. For fiscal 1998, VCA recorded record revenues of $281 million, gross profit of $71 million and earnings per share of $0.74. In addition, the Company completed the acquisition and integration of 11 animal hospitals and one veterinary laboratory. The Compensation Committee determined that Mr. Antin's base salary continues to be commensurate with Mr. Antin's responsibilities. In light of the financial achievements of VCA in fiscal 1998 and its continued expansion, the Compensation Committee granted Mr. Antin a bonus of 45,130 shares of restricted stock which vest in full on the second anniversary of the date of grant.

     OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS FOR EXECUTIVE COMPENSATION.
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the Company's five most highly paid executive officers. Certain "performance-based" compensation that has been approved by the Company's stockholders is not subject to the deduction limit. The Company's 1996 Stock Incentive Plan is qualified so that awards under the plan constitute performance based compensation not subject to Section 162(m) of the Code.

     All compensation paid to the Company's employees in fiscal 1998 will be fully deductible. With respect to compensation to be paid to the Company's senior executive officers in 1999 and in future years, in certain instances such compensation may exceed $1,000,000. However, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

SUMMARY

     The Committee believes that its executive compensation philosophy of paying VCA's executive officers by means of base salaries, annual cash bonuses and stock option grants, as described in this report, serves the interests of VCA and VCA's stockholders.


Compensation Committee:                      John B. Chickering, Jr.
                                             Richard Gillespie, M.D.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth, as to the Chief Executive Officer and as to each of the other four most highly compensated officers whose compensation exceeded $100,000 during the last fiscal year (the "Named Executive Officers"), information concerning all compensation paid for services to the Company in all capacities for each of the three years ended December 31 indicated below.

                           SUMMARY COMPENSATION TABLE


                                                                                LONG TERM
                                                                               COMPENSATION
                                                                                 NUMBER OF
                                     FISCAL YEAR       ANNUAL COMPENSATION      SECURITIES
                                       ENDED        ------------------------    UNDERLYING    ALL OTHER
   NAME AND PRINCIPAL POSITION(1)   DECEMBER 31,      SALARY       BONUS        OPTIONS(2)  COMPENSATION(3)
---------------------------------   ------------    ---------   ----------      ----------  --------------
Robert L. Antin                         1998        $ 350,000   $ 315,000(4)       --       $ 16,750
   Chairman of the Board and            1997          296,385     315,000(5)     900,000      16,500
   Chief Executive Officer              1996          262,404        --            --          8,800

Arthur J. Antin                         1998        $ 250,000   $ 200,000(4)       --       $ 18,510
   Chief Operating Officer,             1997          211,523     190,000(5)     450,000      15,700
   Senior Vice President and            1996          187,039        --            --          7,200
   Secretary

Neil Tauber                             1998        $ 190,000   $  70,989(4)       --       $ 14,250
   Senior Vice President of             1997          172,338     104,738(5)     360,000      14,200
   Development                          1996          160,038        --            --          7,200

Tomas W. Fuller                         1998        $ 180,000   $ 121,406(4)       --       $  9,750
   Chief Financial Officer,             1997          152,246      78,625(5)     315,000      12,000
   Vice President and Assistant         1996          134,038        --            --          7,200
   Secretary

Dawn R. Olsen                           1998        $ 125,000   $  13,300(4)      15,500    $     --
   Vice President and                   1997          103,231      16,500(5)      15,000          --
   Controller(6)

----------
(1) For a description of the employment contract between each officer and the Company, see "Employment Agreements," below.
(2) All numbers reflect the number of shares of Common Stock subject to options granted during the fiscal year.
(3)  Includes automobile expense.
(4) Reflects the fair market value on February 12, 1999 of restricted stock bonus awards granted in February 1999 for services rendered during the fiscal year ended December 31, 1998. These shares vest in full on the second anniversary of the date of grant.
(5) Reflects the fair market value on January 2, 1998 of restricted stock bonus awards granted in January 1998 for services rendered during the fiscal year ended December 31, 1997.
(6)  Ms. Olsen became an executive officer of the Company in January 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding the grant of stock options made during the fiscal year ended December 31, 1998 to the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL
                                                                                     REALIZABLE VALUE
                      NUMBER OF      PERCENT OF                                        AT ASSUMED
                      SECURITIES    TOTAL OPTIONS                                  RATE OF STOCK PRICE
                      UNDERLYING     GRANTED TO                                      APPRECIATION FOR
                       OPTION       EMPLOYEES IN      EXERCISE OR   EXPIRATION        OPTION TERM(1)
     NAME              GRANTED      FISCAL YEAR(2)   BASE PRICE(3)     DATE          5%           10%
-------------------  ------------- ---------------- -------------- ----------- ------------  -----------
Robert L. Antin           --             --              --            --            --          --
Arthur J. Antin           --             --              --            --            --          --
Neil Tauber               --             --              --            --            --          --
Tomas W. Fuller           --             --              --            --                        --
Dawn R. Olsen          7,500(4)         1.5%           $14.25       01/26/08     $ 67,213     $ 170,331
                       8,000(5)         1.7%           $13.38       10/07/08       68,317       170,594

----------
(1) The potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to applicable requirements of the Commission and do not represent a forecast of the future appreciation of the Company's Common Stock.
(2) Options covering an aggregate of 484,550 shares were granted to eligible persons during the fiscal year ended December 31, 1998. (3) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.
(4) Options granted vest in 24 equal monthly installments commencing on January 27, 1999.
(5) Options granted vest in 38 equal monthly installments commencing on April 1, 2000.

STOCK OPTIONS HELD AT FISCAL YEAR END

     The following table sets forth, for each of the Named Executive Officers, certain information regarding the exercise of stock options during the fiscal year ended December 31, 1998, the number of shares of Common Stock underlying stock options held at fiscal year end and the value of options held at fiscal year end based upon the last reported sales price of the Common Stock on the Nasdaq Stock Market's National Market on December 31, 1998 ($19.94 per share).

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                        SHARES                        NUMBER OF SECURITIES
                       ACQUIRED                     UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                          ON          VALUE               OPTIONS AT             IN-THE-MONEY OPTIONS AT
                       EXERCISE      REALIZED          DECEMBER 31, 1998           DECEMBER 31, 1998
                       ----------   -----------  ---------------------------  ----------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
                                                 ------------  -------------  ------------  --------------
Robert L. Antin           --             --       560,000         645,000      $ 5,072,025   $ 6,250,050
Arthur J. Antin           --             --       356,000         322,500        3,728,310     3,125,025
Neil Tauber             65,000      $ 975,431     267,000         258,000        2,609,255     2,500,020
Tomas W. Fuller         50,000        753,607     234,917         225,750        2,303,504     2,187,518
Dawn R. Olsen             --             --         3,750          26,750           36,338       204,208

EMPLOYMENT AGREEMENTS

     On January 1, 1994, VCA entered into employment agreements (the "Original Agreements") with each of Robert L. Antin, Arthur J. Antin, and Neil Tauber, which were amended effective February 1, 1997 (the "Amended Agreements"). Upon amendment to extend the term of each Original Agreement, base salaries were not modified. Pursuant to the terms of the Amended Agreements, the Compensation Committee of the Board retained a compensation consulting firm to determine comparable compensation packages provided to executives in similarly situated companies. In accordance with the recommendations of the compensation consulting firm, the Compensation Committee increased the base salaries of each of Robert Antin, Arthur Antin and Neil Tauber to $350,000, $250,000 and $190,000, respectively. Pursuant to the Amended Agreements each of Robert Antin, Arthur Antin and Neil Tauber were granted options to purchase 900,000, 450,000 and 360,000 shares of Common Stock of the Company, respectively. These grants of stock options are expected to serve as long-term compensation for these officers over the next five years. In addition, the Board has determined that executive officers of VCA may earn bonuses during each calendar year based upon management achieving performance goals established by the Compensation Committee of the Board of Directors on an annual basis.

     If employment is terminated due to the death or disability of the employee, the agreements provide that VCA will pay the affected employee severance pay equal to five years' base salary. If employment is terminated by VCA without cause or by the employee for cause, the affected employee is entitled to severance pay in an amount equal to five years' base salary plus an amount equal to five times (a) in the event no previous bonus has been paid or is payable to the affected employee, 20% of the affected employee's base salary, and (b) in the event at least one bonus has been paid or is payable to the affected employee, the average bonus based on all bonuses paid or payable to the affected employee. If employment is terminated due to a change in control of VCA, the affected employee is entitled to severance pay in an amount equal to five years' base salary plus an amount equal to (a) in the event no previous bonus has been paid or is payable to the affected employee, 20% of the affected employee's salary, and (b) in the event at least one bonus has been paid or is payable to the effected employee, the average bonus based on all bonuses paid or payable to the affected employee. If employment is terminated due to the scheduled expiration of an employment agreement, the affected employee is entitled to severance pay in an amount equal to five years' base salary. In each of these employment agreements, events constituting "termination by the employee for cause" include (i) the willful breach of any of the material obligations of VCA to the employee under his employment agreement; (ii) the relocation of the chief executive offices of VCA outside of Los Angeles County, California; or (iii) in the case of employees who also serve as members of the Board, the failure of the employee to be reelected to, or the removal of the employee from, the Board. "Change of control" is defined in each of these agreements to include (a) a consolidation or merger of VCA into another entity in which VCA is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company would be converted into cash, securities or other property, other than a merger of VCA in which the stockholders of VCA immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger, (b) any sale, lease or other transfer of all or a significant portion of the assets of VCA, (c) the approval by the stockholders of VCA of any plan or proposal for the liquidation or dissolution of VCA, (c) the approval by the stockholders of VCA of any plan or proposal for the liquidation or dissolution of VCA, (d) the ownership by any person, who at the effective date of the employment agreement owned less than 10% of the Common Stock of the Company, of 20% or more of the Common Stock of the Company or (e) during any consecutive two-year periods, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the stockholders of VCA, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     In April 1992, VCA entered into an agreement with Tomas W. Fuller, Chief Financial Officer, Vice President and Assistant Secretary of VCA, pursuant to which it agreed that if Mr. Fuller's employment is terminated without cause (as defined above), VCA will pay to Mr. Fuller severance pay equal to six months' salary.

                            CERTAIN TRANSACTIONS WITH
                        DIRECTORS AND EXECUTIVE OFFICERS

     Pursuant to the Amended Agreements between the Company and each of Messrs. Robert Antin and Arthur Antin on January 22, 1997, both of these officers executed a promissory note in favor of the Company in the amounts of $459,399 and $86,000, respectively, as payment for the exercise price of certain stock options. Each note bears interest at the midterm applicable federal rate and all outstanding principal and interest is due and payable on January 22, 2001. These officers executed a Security Agreement in favor of the Company providing that the shares of Common Stock purchased upon exercise of the options serve as collateral to secure each officer's obligations under his respective note.

     Mr. John A. Heil is a director of VCA and since 1978 has served in various capacities with affiliates of the H.J. Heinz Company ("Heinz"). In January 1993, VCA Specialty Pet Products, Inc., a wholly owned subsidiary of VCA ("VCA Pet Products"), and HPP Specialty Pet Products, Inc., an affiliate of Heinz ("HPP"), entered into a Partnership Agreement (the "Partnership Agreement") to develop, manufacture and market a full-line of premium pet food. Through 1996, VCA Pet Products, as majority owner and managing general partner, exercised day-to-day operating control for all aspects of the partnership. In 1997, the parties executed an amendment (the "Amendment") to the Partnership Agreement pursuant to which HPP was made managing partner and assumed the day-to-day control of the partnership. In connection with the Amendment, VCA Pet Products, VCA and HPP entered into certain consulting and management services agreements whereby VCA Pet Products and VCA will provide certain consulting and marketing services and continue to support the SELECT BALANCE and SELECT CARE products in the veterinary marketplace. Mr. Heil did not participate in the VCA Board of Directors' discussions regarding the Partnership Agreement, the Amendment or the related documents and did not vote on any of these matters. The disinterested members of the VCA Board of Directors unanimously adopted the Partnership Agreement, the Amendment and the related documents.



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish the Company with all Section 16(a) forms they file. Based solely on its review of the copies of the forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that, during the year ended December 31, 1998, all the Company's executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.

                                PERFORMANCE GRAPH

     The following graph sets forth the percentage change in cumulative total stockholder return of the Company's Common Stock during the five-year period from January 1, 1994 to December 31, 1998, compared with the cumulative returns of the Nasdaq Stock Market (US Companies) Index and the Russell 2000 Index. The Comparison assumes $100 was invested on January 1, 1994 in the Common Stock and in each of the foregoing indices. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                               [GRAPHICS OMITTED]

                                                         CUMULATIVE TOTAL RETURN
                                           -------------------------------------------------
                                           12/93    12/94    12/95    12/96   12/97    12/98
                                           -----    -----    -----    -----   -----    -----
VETERINARY CENTERS OF AMERICA, INC.         100       129     260      169     207      307
NASDAQ STOCK MARKET (U.S.)                  100        98     138      170     208      294
RUSSELL 2000                                100        98     126      147     180      179

                  PROPOSAL TO APPROVE THE AMENDMENT TO INCREASE
            THE NUMBER OF SHARES UNDER THE 1996 STOCK INCENTIVE PLAN

INTRODUCTION

     The board of directors proposes that the stockholders approve an amendment (the "Amendment") to the Company's 1996 Stock Incentive Plan (the "1996 Plan") to increase the number of shares reserved for issuance under the 1996 Plan from 1,500,000 to 2,500,000 shares.

     The 1996 Plan is an integral part of the Company's compensation program. The 1996 Plan provides incentives in the form of grants of stock options and other rewards. The objective of these incentives is to advance the longer term interests of the Company and its stockholders by providing incentives tied to the performance of the Company's stock. Options provide rewards to employees upon the creation of incremental stockholder value and the attainment of long-term earnings goals. The 1996 Plan also encourages officers to acquire a larger personal financial interest in the Company through stock ownership. It is also anticipated that the 1996 Plan will further enable the Company to attract and retain highly qualified executives.

     The board of directors believes it is in the best interests of the Company to continue to make substantial use of stock-based incentives to attract, retain and motivate qualified employees. Accordingly, following the recommendation of the Compensation Committee of the board of directors (the "Committee"), on April 2, 1999, the board resolved to amend the 1996 Plan to increase the number of shares reserved for issuance under the 1996 Plan and is submitting this Amendment to the stockholders for their approval at the annual meeting. As of the Record Date, options to purchase 845,382 shares were outstanding under the 1996 Plan and only 654,618 shares were available for future grants.

     The following summary briefly describes the principal features of the 1996 Plan and is qualified in its entirety by reference to the full text of the 1996 Plan, a copy of which is incorporated herein by reference to the Company's Registration Statement on Form S-8 filed on December 31, 1996.

PURPOSE

     The purpose of the 1996 Plan is to advance the interests of VCA and its stockholders by strengthening VCA's and its subsidiaries' ability to obtain and retain the services of the types of employees, consultants, officers and directors who will contribute to VCA's long term success and to provide incentives which are linked directly to increases in stock value which will inure to the benefit of all stockholders of VCA.

ADMINISTRATION

     The 1996 Plan is administered by a committee of the board of directors (the "Committee"), each member of which is a non-employee member of the board of directors, a Disinterested Person (as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and an Outside Director (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").)

ELIGIBILITY AND NONDISCRETIONARY GRANTS

     The 1996 Plan provides that options may be granted to non-employee directors who are designated as eligible persons by the board of directors, other non-employee directors (subject to the limitations described below), officers (including officers who are directors), employees and consultants of VCA and its subsidiaries. The Committee will determine the persons to be selected as optionees, the terms of vesting of options and the number of shares to be subject to each option. Non-employee directors shall be entitled to receive the following: (i) the nondiscretionary grant of a non-statutory option to purchase 10,000 shares upon the non-employee director's election or appointment to the board of directors, and (ii) for so long as the non-employee director remains on the board of directors, an annual nondiscretionary grant on the date of VCA's annual meeting of stockholders of non-statutory options to purchase 5,000 shares. Unless designated "eligible persons," non-employee directors are not eligible for additional grants. All options granted to the non-employee directors shall have an exercise price equal to 100% of the fair market value of the shares on the date of grant and shall vest in 12 equal monthly installments.

TERMS OF OPTIONS

     The terms of options granted under the 1996 Plan are determined by the Committee. In the sole and absolute discretion of the Committee, such options may be either "incentive stock options" within the meaning of Section 422 of the Code ("ISOs"), or non-statutory options. However, to the extent that the aggregate market value of the shares with respect to which ISOs are exercisable for the first time by any individual under the 1996 Plan and all other incentive plans of VCA and any parent or subsidiary of VCA during any calendar year exceeds $100,000, such options shall not be treated as ISOs. In addition, no participant shall be granted options with respect to more than 500,000 shares during any one year period. Each option will be evidenced by an option agreement between VCA and the optionee to whom such option is granted on such terms and conditions as shall be determined by the Committee from time to time. The terms of the option agreements need not be identical. Each option is, however, subject to the following terms and conditions:

     EXERCISE OF THE OPTION. The Committee determines when options granted under the 1996 Plan may be exercisable. An option is exercised by giving written notice of exercise to VCA, specifying the number of full shares to be purchased, and tendering payment of the purchase price. Payment for shares issued upon exercise of an option may be made by cash, by cashier's check or certified check, by surrender of previously owned shares (if the Committee authorizes payment in shares and such shares have been held for at least six months), by surrender of the number of shares issuable upon exercise of the stock option having a fair market value on the date of exercise equal to the option exercise price (if the Committee authorizes such method of payment), or by any combination thereof or any other form of legal consideration acceptable to the Committee. The 1996 Plan provides that, upon the recommendation of the Committee, VCA may loan optionees the funds necessary to exercise their options.

     OPTION PRICE. The ISO exercise price shall equal or exceed the fair market value of the shares on the date the option is granted. The exercise price for ISOs granted to individuals beneficially holding at least 10% of the outstanding securities of VCA shall equal or exceed 110% of the fair market value of the shares on the date the option is granted.

     TERMINATION OF OPTIONS. All options granted under the 1996 Plan expire ten years from the date of grant, or such shorter period as is determined by the Committee. No option is exercisable by any person after such expiration. If an option expires, terminates or is canceled in full, the shares not purchased thereunder may again be available for option.

     NON-TRANSFERABILITY OF OPTIONS. An option is not transferable by the optionee otherwise than by will or the laws of descent and distribution and is exercisable during the optionee's lifetime only by the optionee, his or her guardian or legal representative.

     OTHER PROVISIONS. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1996 Plan as may be determined by the Committee.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     The 1996 Plan and each option granted thereunder contain provisions for appropriate adjustments in the exercise price per share (but not the total price) and the number of shares subject to the option in the event of any change in the number of issued shares which results from a split-up or consolidation of shares, payment of a share dividend, a recapitalization or other like capital adjustment. Options may provide for acceleration of vesting upon a change of control. Alternatively, the Committee has the right, in its sole discretion, to accelerate the vesting of options granted pursuant to the 1996 Plan in the event of such a change in control.

AMENDMENT AND TERMINATION OF THE 1996 PLAN

     The board of directors may amend the 1996 Plan at any time, may suspend it from time to time or may terminate it without approval of the stockholders; provided, however, that stockholder approval is required for any amendment which materially increases the number of shares for which options may be granted, materially modifies the requirements of eligibility or materially increases the benefits which may accrue to optionees under the 1996 Plan. However, no such action by the board of directors or stockholders may unilaterally alter or impair any option previously granted under the 1996 Plan without the consent of the optionee. In any event, the 1996 Plan shall terminate ten years from the date of stockholder approval unless sooner terminated by action of the board of directors.

EFFECT OF SECTION 16(b) OF THE EXCHANGE ACT

     The acquisition and disposition of Common Stock by officers, directors and more than 10% stockholders of VCA ("Insiders") pursuant to awards granted to them under the 1996 Plan may be subject to Section 16(b) of the Exchange Act. Pursuant to Section 16(b), a purchase of Common Stock by an Insider within six months before or after a sale of Common Stock by the Insider could result in recovery by VCA of all or a portion of any amount by which the sale proceeds exceeds the purchase price. Insiders are required to file reports of changes in beneficial ownership under Section 16(a) of the Exchange Act upon acquisitions and dispositions of shares. Rule 16b-3 provides an exemption from Section 16(b) liability for certain transactions pursuant to certain employee benefit plans. The 1996 Plan is designed to comply with Rule 16b-3.

FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general discussion of the principal federal income tax considerations under the 1996 Plan. Because the federal income tax rules governing options and related payments are complex and subject to change, optionees are advised to consult their tax advisors prior to exercise of options or dispositions of stock acquired pursuant to option exercise. The 1996 Plan does not constitute a qualified retirement plan under Section 401(a) of the Code (which generally covers trusts forming part of a stock bonus, pension or profit-sharing plan funded by the employer and/or employee contributions which are designed to provide retirement benefits to participants under certain circumstances) and is not subject to the Employee Retirement Income Security Act of 1974 (the pension reform law which regulates most types of privately funded pension, profit sharing and other employee benefit plans).

     CONSEQUENCES TO EMPLOYEES: INCENTIVE STOCK OPTIONS. No income is recognized for federal income tax purposes by an optionee at the time an Incentive Stock Option is granted, and, except as discussed below, no income is recognized by an optionee upon his or her exercise of an Incentive Stock Option. If the optionee disposes of the shares received upon exercise after two years from the date such option was granted and after one year from the date such option is exercised, the optionee will recognize long-term capital gain or loss when he or she disposes of his or her shares. Such gain or loss generally will be measured by the difference between the exercise price of the option and the amount received for the shares at the time of disposition. If the optionee disposes of shares acquired upon exercise of an Incentive Stock Option within two years after being granted the option or within one year after acquiring the shares, any amount realized from such disqualifying disposition will be taxable at ordinary income rates in the year of disposition to the extent that (i) the lesser of (a) the fair market value of the shares on the date the Incentive Stock Option was exercised or (b) the fair market value at the time of such disposition exceeds
(ii) the Incentive Stock Option exercise price. Any amount realized upon disposition in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon the length of time the shares have been held. The use of stock acquired through exercise of an Incentive Stock Option to exercise an Incentive Stock Option will constitute a disqualifying disposition if the applicable holding period requirement has not been satisfied. For alternative minimum tax purposes, the excess of the fair market value of the stock as of the date of exercise over the exercise price of the Incentive Stock Option is included in computing that year's alternative minimum taxable income. However, if the shares are disposed of in the same year, the maximum alternative minimum taxable income with respect to those shares is the gain on disposition. There is no alternative minimum taxable income from a disqualifying disposition in subsequent years.

     CONSEQUENCES TO EMPLOYEES: NON-STATUTORY OPTIONS. No income is recognized by an optionee at the time Non-Statutory Options are granted under the 1996 Plan. In general, at the time shares are issued to an optionee pursuant to exercise of Non-Statutory Options, the optionee will recognize income taxable at ordinary income tax rates equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. An optionee will recognize gain or loss on the subsequent sale of shares acquired upon exercise of Non-Statutory Options in an amount equal to the difference between the selling price and the tax basis of the shares, which will include the price paid plus the amount included in the optionee's taxable income by reason of the exercise of the Non-Statutory Options. Provided the shares are held as a capital asset, any gain or loss resulting from a subsequent sale will be short-term or long-term capital gain or loss depending upon the length of time the shares have been held.

     CONSEQUENCES TO COMPANY: INCENTIVE STOCK OPTIONS. The Company will not be allowed a deduction for federal income tax purposes at the time of the grant or exercise of an Incentive Stock Option. There are also no federal income tax consequences to the Company as a result of the disposition of shares acquired upon exercise of an Incentive Stock

Option if the disposition is not a disqualifying disposition. At the time of a disqualifying disposition by an optionee, the Company will be entitled to a deduction for the amount received by the optionee to the extent that such amount is taxable to the optionee at ordinary income tax rates.

     CONSEQUENCES TO COMPANY: NON-STATUTORY OPTIONS. Generally, the Company will be entitled to a deduction for federal income tax purposes in the same year and in the same amount as the optionee is considered to have recognized income taxable at ordinary income tax rates in connection with the exercise of Non-Statutory Options. In certain instances, the Company may be denied a deduction for compensation attributable to awards granted to certain officers of the Company to the extent such compensation exceeds $1,000,000 in a given year.

BOARD RECOMMENDATION AND VOTE. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to approve the Amendment. The Board is of the opinion that the Amendment is in the best interests of the Company and recommends a vote for the approval of the Amendment. All proxies will be voted to approve the Amendment unless a contrary vote is indicated on the enclosed proxy card.

                                OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

     The following table sets forth as of March 31, 1999 certain information relating to the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock, (ii) each of the Company's directors,
(iii) each of the Named Executive Officers, and (iv) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares owned. The address of each person listed is in care of the Company, 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405, unless otherwise set forth below such person's name.

                                           NUMBER OF SHARES OF
                                              COMMON STOCK
           NAME AND ADDRESS                BENEFICIALLY OWNED(1)  PERCENT(1)
           ----------------                --------------------   ---------
Robert L. Antin(2).......................      1,455,668          6.8%
Arthur J. Antin(3).......................        587,455          2.8
Neil Tauber(4)...........................        368,711          1.8
Tomas W. Fuller(5).......................        287,475          1.4
Dawn R. Olsen(6).........................         19,791            *
John B. Chickering, Jr.(7)...............          7,500            *
Richard Gillespie, M.D.(8)...............         56,150            *
John A. Heil(9)..........................         21,667            *
Directors and executive officers               2,754,417         12.3%
as a group(8 persons)(10)................

----------
*    Less than one percent.
(1) Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at March 31, 1999.
(2)  Includes (i) 101,866 shares held by Mr. Robert Antin's minor children and
     (ii) 635,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1999.
(3) Includes (i) 50,000 shares which Mr. Arthur J. Antin holds as custodian for Mr. Robert L. Antin's minor children under the California Uniform Gifts to Minor's Act, (ii) 43,666 shares held by Mr. Arthur J. Antin's minor children; and (iii) 393,500 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1999.
(4) Includes 297,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1999.
(5) Includes 261,167 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1999.

(6) Includes 16,250 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1999.
(7) Consists of 7,500 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1999.
(8) Includes 27,500 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1999.
(9) Consists of 21,667 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1999.
(10) Includes 1,659,584 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1999.

                              STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal at the next Annual Meeting of Stockholders for inclusion in the Company's Proxy Statement and Proxy form relating to such Annual Meeting must submit such proposal to the Company at its principal executive offices by January 12, 2000.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, independent public accountants, were selected by the Board of Directors to serve as independent public accountants of the Company for the year ended December 31, 1998 and have been selected by the Board of Directors to serve as independent auditors for the fiscal year ending December 31, 1999. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, and will be afforded the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions from stockholders.


                             SOLICITATION OF PROXIES

     It is expected that the solicitation of proxies will be primarily by mail. The cost of solicitation by management will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise for the purpose of soliciting such proxies.


                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1998, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO VETERINARY CENTERS OF AMERICA, INC., CHIEF FINANCIAL OFFICER, 3420 OCEAN PARK BOULEVARD, SUITE 1000, SANTA MONICA, CALIFORNIA 90405.


                                            Arthur J. Antin
                                            SECRETARY



                                            ON BEHALF OF THE BOARD OF DIRECTORS
Santa Monica, California 90405
May 12, 1999

                       VETERINARY CENTERS OF AMERICA, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS


     The undersigned, a Stockholder of VETERINARY CENTERS OF AMERICA, INC. a Delaware corporation, (the "Company") hereby appoints ROBERT L. ANTIN and TOMAS
W. FULLER, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on June 18, 1999, and any postponements or adjournments thereof, and in connection herewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:

     The Board of Directors recommends a WITH vote on Proposal 1 and a FOR vote on Proposal 2.

     1.   ELECTION OF DIRECTORS, as provided in the Company's Proxy Statement:

                   ___ WITH        ___ WITHOUT Authority to vote for the
                                       nominees listed below.

          (INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR THE NOMINEE, LINE THROUGH OR OTHERWISE STRIKE OUT NAME BELOW)

                       Neil Tauber John B. Chickering, Jr.

     2. The approval of an amendment to the 1996 Stock Incentive Plan to increase the authorized number of shares by 1,000,000.

                   ___ FOR         ___ AGAINST        ___ ABSTAIN

         The undersigned hereby revokes any other proxy to vote at such Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. WITH RESPECT TO MATTERS NOT KNOWN AT THE TIME OF THE SOLICITATION HEREOF, SAID PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

         This Proxy will be voted in accordance with the instructions set forth above. THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE DIRECTORS NAMED, THE AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN AND AS SAID PROXY SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING, UNLESS OTHERWISE DIRECTED.

     The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated May 12, 1999 relating to the Meeting.

                           Date:  __________, 1999



                           -------------------------------------------



                           -------------------------------------------
                           Signature(s) of Stockholder(s)
                           (See Instructions Below)

                           The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.


                           THIS PROXY IS SOLICITED BY

          THE BOARD OF DIRECTORS OF VETERINARY CENTERS OF AMERICA, INC.


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